Exhibit 99.1
PATHWARD FINANCIAL, INC. ANNOUNCES RESULTS FOR 2023 FISCAL FOURTH QUARTER AND FISCAL YEAR 2023

Sioux Falls, S.D., October 25, 2023 - Pathward Financial, Inc. (“Pathward Financial” or the “Company”) (Nasdaq: CASH) reported net income of $35.9 million, or $1.36 per share, for the three months ended September 30, 2023, compared to net income of $23.4 million, or $0.81 per share, for the three months ended September 30, 2022.
The Company reported net income of $163.6 million, $5.99 per share, for the fiscal year ended September 30, 2023, compared to net income of $156.4 million, or $5.26 per share, for the fiscal year ended September 30, 2022. For the fiscal year ended September 30, 2023, the Company recognized return on average assets of 2.33% compared to 2.20% for the prior year period.
For the fiscal year ended September 30, 2023, the Company recognized adjusted net income of $166.5 million, or $6.09 per share, compared to adjusted net income of $133.6 million, or $4.49 per share, for the fiscal year ended September 30, 2022. See non-GAAP reconciliation table below.
CEO Brett Pharr said, “During fiscal year 2023, we focused on operations across the enterprise, growing the commercial finance loan book, and working with new and existing partners to expand their product offerings. As a result, we increased net income by 5%, earnings per diluted share by 14% and expanded our return on average assets to over 2.3%. I am very pleased by everything we accomplished and look forward to furthering our progress on our three strategic initiatives this year. We are raising our guidance to a range of $6.20 - $6.70 to reflect our updated view on fiscal year 2024.”
Company Highlights
•On October 5, 2023, the Company announced Greg Sigrist has been appointed Executive Vice President (“EVP”), Chief Financial Officer (“CFO”) - Designee, beginning November 1, 2023. Immediately after the filing of the Company’s Form 10-K for fiscal year 2023, Mr. Sigrist will transition to EVP, CFO, when he will succeed Glen Herrick, who will remain with the Company as EVP, Executive Advisor to the Chief Executive Officer to aid in the transition and other projects until his retirement on December 31, 2023.
•On August 25, 2023, the Company announced a new share repurchase program to repurchase up to 7,000,000 shares of the Company's outstanding common stock on or before September 30, 2028.
Financial Highlights for the 2023 Fiscal Fourth Quarter
•Total revenue for the fourth quarter was $161.0 million, an increase of $37.8 million, or 31%, compared to the same quarter in fiscal 2022, driven by an increase in both net interest income and noninterest income.
•Net interest margin ("NIM") increased 98 basis points to 6.19% for the fourth quarter from 5.21% during the same period of last year, primarily driven by increased yields and an improved earnings asset mix from the continued optimization of the portfolio. When including contractual, rate-related processing expense, NIM would have been 4.87% in the fiscal 2023 fourth quarter compared to 4.73% during the fiscal 2022 fourth quarter. See non-GAAP reconciliation table below.
•Total gross loans and leases at September 30, 2023 increased $829.8 million to $4.37 billion compared to September 30, 2022 and increased $293.2 million, or 7%, when compared to June 30, 2023. The increase compared to the prior year quarter was primarily due to growth in the commercial and consumer finance portfolios. The primary driver for the sequential increase was growth in commercial finance loans.

•During the 2023 fiscal fourth quarter, the Company repurchased 311,727 shares of common stock at an average share price of $51.29. An additional 232,588 shares of common stock were repurchased at an average price of $47.25 in October 2023 through October 16, 2023. As of October 16, 2023, there were 8,433,848 shares available for repurchase under the current common stock share repurchase programs.
•The Company is raising fiscal year 2024 GAAP earnings per diluted share guidance to a range of $6.20 to $6.70. See Outlook section below.

Net Interest Income
Net interest income for the fourth quarter of fiscal 2023 was $104.9 million, an increase of 32% from the same quarter in fiscal 2022. The increase was mainly attributable to increased yields, higher interest-earning asset balances and an improved earning asset mix.
The Company’s average interest-earning assets for the fourth fiscal quarter increased by $650.4 million to $6.72 billion compared with the same quarter in fiscal 2022, primarily due to growth in loans and leases and an increase in total investment balances, partially offset by a decrease in cash balances. The fourth quarter average outstanding balance of loans and leases increased $669.4 million compared to the same quarter of the prior fiscal year, primarily due to an increase in commercial finance loans and consumer finance loans.
Fiscal 2023 fourth quarter NIM increased to 6.19% from 5.21% in the fourth fiscal quarter of last year. When including contractual, rate-related processing expense, NIM would have been 4.87% in the fiscal 2023 fourth quarter compared to 4.73% during the fiscal 2022 fourth quarter. See non-GAAP reconciliation table below. The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased 122 basis points to 6.48% compared to the prior year quarter, driven by an increase in loan and lease, investment securities and cash yields. The yield on the loan and lease portfolio was 8.33% compared to 7.12% for the comparable period last year and the TEY on the securities portfolio was 3.13% compared to 2.56% over that same period.
The Company's cost of funds for all deposits and borrowings averaged 0.29% during the fiscal 2023 fourth quarter, as compared to 0.03% during the prior year quarter. The Company's overall cost of deposits was 0.12% in the fiscal fourth quarter of 2023, as compared to 0.01% during the prior year quarter. When including contractual, rate-related processing expense, the Company's overall cost of deposits was 1.56% in the fiscal 2023 fourth quarter, as compared to 0.52% during the prior year quarter. See non-GAAP reconciliation table below.
Noninterest Income
Fiscal 2023 fourth quarter noninterest income increased 29% to $56.1 million, compared to $43.5 million for the same period of the prior year. The increase was primarily attributable to increases within gain on sale of other, card and deposit fees, rental income, gain (loss) on sale of securities, and other income. The period-over-period increase was partially offset by a reduction in tax services fee income.
The increase in card and deposit fee income was primarily from servicing fee income on off-balance sheet deposits, which totaled $7.8 million during the 2023 fiscal fourth quarter, as compared to $5.9 million for the same period of the prior year. Servicing fee income on off-balance deposits totaled $14.6 million for the fiscal quarter ended June 30, 2023. The sequential quarter decrease was due to a reduction in off-balance deposits that the Company manages at other banks.
Noninterest Expense
Noninterest expense increased 15% to $118.2 million for the fiscal 2023 fourth quarter, from $103.0 million for the same quarter last year. The increase was primarily attributable to increases in card processing expense, compensation expense, other expense, and operating lease equipment depreciation. The period-over-period increase was partially offset by a decrease in legal and consulting expense.

The card processing expense increase was due to rate-related agreements with Banking as a Service ("BaaS") partners. The amount of expense paid under those agreements is based on an agreed upon rate index that varies depending on the deposit levels, floor rates, market conditions, and other performance conditions. Generally, this rate index averages between 50% to 85% of the Effective Federal Funds Rate ("EFFR") and reprices immediately upon a change in the EFFR. Approximately 49% of the deposit portfolio was subject to these higher rate-related processing expenses during the 2023 fiscal fourth quarter. For the fiscal quarter ended September 30, 2023, contractual, rate-related processing expenses were $22.5 million, as compared to $20.5 million for the fiscal quarter ended June 30, 2023, and $7.4 million for the fiscal quarter ended September 30, 2022.
Income Tax Expense
The Company recorded an income tax benefit of $2.7 million, representing an effective tax rate of (7.9%), for the fiscal 2023 fourth quarter, compared to income tax benefit of $1.3 million, representing an effective tax rate of (5.6%), for the fourth quarter last fiscal year. The current quarter increase in income tax benefit was primarily due to an increase in investment tax credits recognized ratably when compared to the prior year quarter.
The Company originated $42.6 million in renewable energy leases during the fiscal 2023 fourth quarter, resulting in $13.7 million in total net investment tax credits. During the fourth quarter of fiscal 2022, the Company originated $35.9 million in renewable energy leases resulting in $9.6 million in total net investment tax credits. Investment tax credits related to renewable energy leases are recognized ratably based on income throughout each fiscal year. For the fiscal year ended September 30, 2023, the Company originated $93.6 million in renewable energy leases, compared to $62.8 million for the prior fiscal year. The timing and impact of future renewable energy tax credits are expected to vary from period to period, and the Company intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.
Outlook
The following forward-looking statements reflect the Company’s expectations as of the date of this release and are subject to substantial uncertainty. The Company's results may be materially affected by many factors, such as changes in economic conditions and customer demand, changes in interest rates, adverse developments in the financial services industry generally, inflation, competition, and other factors detailed below under “Forward-looking Statements.”
The Company is raising fiscal year 2024 GAAP earnings per diluted share guidance to a range of $6.20 to $6.70. As part of this guidance, the Company expects that its annual effective tax rate in fiscal year 2024 will range between 16% and 20%.

Investments, Loans and Leases

(Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total investments	$1,840,819	$1,951,996	$1,864,276	$1,888,343	$1,924,551

Loans held for sale
Term lending	—	3,000	—	—	—
Consumer Finance	77,779	84,351	24,780	17,148	21,071
Total loans held for sale	77,779	87,351	24,780	17,148	21,071

Term lending	1,308,133	1,253,841	1,235,453	1,160,100	1,090,289
Asset-based lending	382,371	373,160	377,965	359,516	351,696
Factoring	358,344	351,133	338,884	338,594	372,595
Lease financing	183,392	201,996	170,645	189,868	210,692
Insurance premium finance	800,077	666,265	437,700	436,977	479,754
SBA/USDA	524,750	422,389	405,612	357,084	359,238
Other commercial finance	166,091	171,954	166,402	164,734	159,409
Commercial finance	3,723,158	3,440,738	3,132,661	3,006,873	3,023,673
Consumer finance	254,416	200,121	148,648	186,930	169,659
Tax services	5,192	47,194	61,553	30,364	9,098
Warehouse finance	376,915	380,458	377,036	279,899	326,850
Total loans and leases	4,359,681	4,068,511	3,719,898	3,504,066	3,529,280
Net deferred loan origination costs	6,435	4,388	5,718	5,664	7,025
Total gross loans and leases	4,366,116	4,072,899	3,725,616	3,509,730	3,536,305
Allowance for credit losses	(49,705)	(81,916)	(84,304)	(52,592)	(45,947)
Total loans and leases, net	$4,316,411	$3,990,983	$3,641,312	$3,457,138	$3,490,358

The Company's investment security balances at September 30, 2023 totaled $1.84 billion, as compared to $1.95 billion at June 30, 2023 and $1.92 billion at September 30, 2022.
Total gross loans and leases totaled $4.37 billion at September 30, 2023, as compared to $4.07 billion at June 30, 2023 and $3.54 billion at September 30, 2022. The primary driver for the sequential increase was an increase in commercial finance and consumer finance loans, partially offset by a decrease in seasonal tax services loans and warehouse finance loans. The year-over-year increase was primarily due to an increase in commercial finance, consumer finance, and warehouse finance loans, partially offset by a slight reduction in seasonal tax services loans.
Commercial finance loans, which comprised 85% of the Company's loan and lease portfolio, totaled $3.72 billion at September 30, 2023, reflecting an increase of $282.4 million, or 8%, from June 30, 2023 and an increase of $699.5 million, or 23%, from September 30, 2022. The sequential increase in commercial finance loans was primarily driven by a $133.8 million increase in the insurance premium finance portfolio and a $102.4 million increase in the SBA/USDA portfolio. The increase in commercial finance loans when comparing the current period to the same period of the prior year was primarily driven by increases in the insurance premium finance, SBA/USDA, term lending, and asset-based lending portfolios, partially offset by reductions in the factoring and lease financing portfolios.

Asset Quality
The Company’s allowance for credit losses ("ACL") totaled $49.7 million at September 30, 2023, a decrease compared to $81.9 million at June 30, 2023 and an increase compared to $45.9 million at September 30, 2022. The decrease in the ACL at September 30, 2023, when compared to June 30, 2023, was primarily due to a $33.1 million decrease in the allowance related to the seasonal tax services portfolio, partially offset by slight increases in the allowance related to the commercial and consumer finance portfolios.
The $3.8 million year-over-year increase in the ACL was primarily driven by a $2.8 million increase in the allowance related to the commercial finance portfolio and a $0.9 million increase in the allowance related to the consumer finance portfolio. The year-over-year increase in the allowance related to both the commercial finance and consumer finance portfolios was primarily attributable to loan growth in each respective portfolio.
The following table presents the Company's ACL as a percentage of its total loans and leases.

	As of the Period Ended
(Unaudited)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Commercial finance	1.26%	1.35%	1.53%	1.62%	1.46%
Consumer finance	0.95%	0.92%	1.99%	1.54%	0.86%
Tax services	0.06%	70.20%	53.77%	2.01%	0.05%
Warehouse finance	0.10%	0.10%	0.10%	0.10%	0.10%
Total loans and leases	1.14%	2.01%	2.27%	1.50%	1.30%
Total loans and leases excluding tax services	1.14%	1.21%	1.40%	1.50%	1.30%

The Company's ACL as a percentage of total loans and leases decreased to 1.14% at September 30, 2023 from 2.01% at June 30, 2023. The decrease in the total loans and leases coverage ratio was primarily driven by a decrease in the seasonal tax services portfolio. The Company expects to continue to diligently monitor the ACL and adjust as necessary in future periods to maintain an appropriate and supportable level.

Activity in the allowance for credit losses for the periods presented was as follows.

(Unaudited)	Three Months Ended			Year Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Beginning balance	$81,916	$84,304	$75,206	$45,947	$68,281
Provision (reversal of) - tax services loans	2,945	(229)	—	35,775	28,093
Provision (reversal of) - all other loans and leases	6,124	2,059	(2,617)	21,673	769
Charge-offs - tax services loans	(36,606)	(404)	(22,599)	(38,741)	(30,852)
Charge-offs - all other loans and leases	(6,227)	(5,597)	(6,844)	(21,158)	(30,210)
Recoveries - tax services loans	531	671	5	2,963	2,762
Recoveries - all other loans and leases	1,022	1,112	2,796	3,246	7,104
Ending balance	$49,705	$81,916	$45,947	$49,705	$45,947
The Company recognized a provision for credit losses of $9.0 million for the quarter ended September 30, 2023, compared to a reversal of provision for credit losses of $2.6 million for the comparable period in the prior fiscal year. The increase in provision for credit losses during the current quarter compared to the prior year period was primarily driven by growth in the commercial finance portfolio. The reversal of provision for credit losses during the prior year quarter was primarily driven by the student loan portfolio sale and commercial finance recoveries. Net charge-offs were $41.3 million for the quarter ended September 30, 2023, compared to $26.6 million for the quarter ended September 30, 2022. Net charge-offs attributable to the tax services, commercial finance and consumer finance portfolios for the current quarter were $32.1 million, $5.1 million, and $0.1 million, respectively. Net charge-offs attributable to the tax services, commercial finance and consumer finance portfolios for the same quarter of the prior year were $22.6 million, $3.4 million, and $0.6 million, respectively.

The Company's past due loans and leases were as follows for the periods presented.

As of September 30, 2023	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$626	$549	$306	$1,481	$76,298	$77,779	$306	$—	$306

Commercial finance	23,434	9,143	20,352	52,929	3,670,229	3,723,158	11,242	37,372	48,614
Consumer finance	2,992	2,425	2,210	7,627	246,789	254,416	2,210	—	2,210
Tax services	—	—	5,082	5,082	110	5,192	5,082	—	5,082
Warehouse finance	—	—	—	—	376,915	376,915	—	—	—
Total loans and leases held for investment	26,426	11,568	27,644	65,638	4,294,043	4,359,681	18,534	37,372	55,906

Total loans and leases	$27,052	$12,117	$27,950	$67,119	$4,370,341	$4,437,460	$18,840	$37,372	$56,212

As of June 30, 2023	Accruing and Nonaccruing Loans and Leases						Nonperforming Loans and Leases
(Dollars in thousands)	30-59 Days Past Due	60-89 Days Past Due	> 89 Days Past Due	Total Past Due	Current	Total Loans and Leases Receivable	> 89 Days Past Due and Accruing	Nonaccrual Balance	Total
Loans held for sale	$10	$—	$—	$10	$87,341	$87,351	$—	$—	$—

Commercial finance	35,344	5,934	13,720	54,998	3,385,740	3,440,738	6,542	30,170	36,712
Consumer finance	2,538	2,050	2,087	6,675	193,446	200,121	2,087	—	2,087
Tax services	—	47,194	—	47,194	—	47,194	—	—	—
Warehouse finance	—	—	—	—	380,458	380,458	—	—	—
Total loans and leases held for investment	37,882	55,178	15,807	108,867	3,959,644	4,068,511	8,629	30,170	38,799

Total loans and leases	$37,892	$55,178	$15,807	$108,877	$4,046,985	$4,155,862	$8,629	$30,170	$38,799

The Company's nonperforming assets at September 30, 2023 were $58.0 million, representing 0.77% of total assets, compared to $40.8 million, or 0.55% of total assets at June 30, 2023 and $30.9 million, or 0.46% of total assets at September 30, 2022.
The Company's nonperforming loans and leases at September 30, 2023, were $56.2 million, representing 1.26% of total gross loans and leases, compared to $38.8 million, or 0.93% of total gross loans and leases at June 30, 2023 and $29.2 million, or 0.82% of total gross loans and leases at September 30, 2022.
The increase in the nonperforming assets as a percentage of total assets at September 30, 2023 compared to June 30, 2023, was driven by an increase in nonperforming loans in the commercial finance portfolio and in the seasonal tax services portfolio. When comparing the current period to the same period of the prior year, the increase in nonperforming assets was primarily due to one sizable relationship moving to nonaccrual within the commercial finance portfolio, partially offset by a decrease in nonperforming loans in the seasonal tax services portfolio and the consumer finance portfolio.
The Company has various portfolios of consumer lending and tax services loans that present unique risks that are statistically managed. Due to the unique risks associated with these portfolios, the Company monitors other credit quality indicators in their evaluation of the appropriateness of the allowance for credit losses on these portfolios, and as such, these loans are not included in the asset classification table below. The Company's loans and leases held for investment by asset classification were as follows for the periods presented.

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of September 30, 2023
Commercial finance	$2,845,587	$559,112	$102,111	$208,193	$8,155	$3,723,158
Warehouse finance	376,915	—	—	—	—	376,915
Total loans and leases	$3,222,502	$559,112	$102,111	$208,193	$8,155	$4,100,073

	Asset Classification
(Dollars in thousands)	Pass	Watch	Special Mention	Substandard	Doubtful	Total
As of June 30, 2023
Commercial finance	$2,692,865	$459,885	$84,450	$189,743	$13,795	$3,440,738
Warehouse finance	380,458	—	—	—	—	380,458
Total loans and leases	$3,073,323	$459,885	$84,450	$189,743	$13,795	$3,821,196

Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2023 fourth quarter increased by $439.9 million to $6.20 billion compared to the same period in fiscal 2022. The increase in average deposits was primarily due to increases in noninterest bearing deposits, money market deposits, and wholesale deposits, partially offset by a decrease in savings deposits and time deposits.
The average balance of total deposits and interest-bearing liabilities was $6.39 billion for the three-month period ended September 30, 2023, compared to $5.80 billion for the same period in the prior fiscal year, representing an increase of 10%.
Total end-of-period deposits increased 12% to $6.59 billion at September 30, 2023, compared to $5.87 billion at September 30, 2022. The increase in end-of-period deposits was primarily driven by increases in noninterest-bearing deposits of $685.8 million and money market deposits of $47.4 million, partially offset by decreases in savings deposits of $8.1 million and certificate of deposits of $2.1 million.
As of September 30, 2023, the Company had $897.5 million in deposits related to government stimulus programs. Of the total amount of government stimulus program deposits, $340.7 million are on activated cards while $556.8 million are on inactivated cards. During fiscal year 2024, these card balances are expected to decrease by approximately $380 million as the Company actively returns unclaimed balances to the U.S. Treasury.
As of September 30, 2023, the Company managed $267.6 million of customer deposits at other banks in its capacity as custodian. These deposits provide the Company with excess deposits that can earn servicing fee income, typically reflective of the EFFR.
Approximately 49% of the deposit portfolio during the 2023 fiscal fourth quarter were subject to variable, rate-related processing expenses that are derived from the terms of contractual agreements with certain BaaS partners. These agreements are tied to a portion of a rate index, typically the EFFR.

Regulatory Capital
The Company and its subsidiary Pathward®, N.A. (the "Bank") remained above the federal regulatory minimum capital requirements at September 30, 2023, and continued to be classified as well-capitalized, and in good standing with the regulatory agencies. Regulatory capital ratios of the Company and the Bank are stated in the table below. Regulatory capital is not affected by the unrealized loss on accumulated other comprehensive income (“AOCI”). The securities portfolio is primarily comprised of amortizing securities that should provide consistent cash flow. The Company does not intend to sell these securities, or recognize the unrealized losses on its income statement, to fund future loan growth.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the Periods Indicated	September 30, 2023(1)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Company
Tier 1 leverage capital ratio	8.11%	8.40%	7.53%	8.37%	8.10%
Common equity Tier 1 capital ratio	11.25%	11.52%	12.05%	12.31%	12.07%
Tier 1 capital ratio	11.50%	11.79%	12.35%	12.63%	12.39%
Total capital ratio	12.84%	13.45%	14.06%	14.29%	13.88%
Bank
Tier 1 leverage ratio	8.32%	8.67%	7.79%	8.68%	8.19%
Common equity Tier 1 capital ratio	11.81%	12.17%	12.77%	13.09%	12.55%
Tier 1 capital ratio	11.81%	12.17%	12.77%	13.09%	12.55%
Total capital ratio	12.76%	13.42%	14.03%	14.29%	13.57%
(1) September 30, 2023 percentages are preliminary pending completion and filing of the Company's regulatory reports. Regulatory capital ratios for periods presented reflect the Company's election of the five-year CECL transition for regulatory capital purposes.

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

	Standardized Approach(1)
As of the Periods Indicated (Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total stockholders' equity	$650,625	$677,721	$673,244	$659,133	$645,140
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	297,679	298,092	298,390	298,788	299,186
LESS: Certain other intangible assets	21,228	22,372	23,553	25,053	26,406
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	19,679	12,157	13,219	16,641	17,968
LESS: Net unrealized (losses) on available for sale securities	(254,294)	(207,358)	(186,796)	(200,597)	(211,600)
LESS: Noncontrolling interest	(1,005)	(631)	(551)	(207)	(30)
ADD: Adoption of Accounting Standards Update 2016-13	2,017	2,017	2,017	2,017	2,689
Common Equity Tier 1(1)	569,355	555,106	527,446	521,472	515,899
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity Tier 1 capital	(826)	(454)	(404)	(138)	(20)
Total Tier 1 capital	582,190	568,313	540,703	534,995	529,540
Allowance for credit losses	47,960	60,489	55,058	50,853	43,623
Subordinated debentures, net of issuance costs	19,591	19,566	19,540	19,521	20,000
Total capital	$649,741	$648,368	$615,301	$650,369	$593,163
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes were fully phased in through the end of calendar year 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

As of the Periods Indicated (Dollars in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Total stockholders' equity	$650,625	$677,721	$673,244	$659,133	$645,140
Less: Goodwill	309,505	309,505	309,505	309,505	309,505
Less: Intangible assets	20,720	21,830	22,998	24,433	25,691
Tangible common equity	320,400	346,386	340,741	325,195	309,944
Less: AOCI	(255,443)	(207,896)	(187,829)	(201,690)	(213,080)
Tangible common equity excluding AOCI	$575,843	$554,282	$528,570	$526,885	$523,024

Conference Call
The Company will host a conference call and earnings webcast with a corresponding presentation at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) on Wednesday, October 25, 2023. The live webcast of the call can be accessed from Pathward’s Investor Relations website at www.pathwardfinancial.com. Telephone participants may access the conference call by dialing 1-833-470-1428 approximately 10 minutes prior to start time and reference access code 644009. A webcast replay will also be archived at www.pathwardfinancial.com for one year.

Upcoming Investor Events
•Piper Sandler East Coast Financial Services Conference, November 16, 2023 | Miami, FL

About Pathward Financial, Inc.
Pathward Financial, Inc.(Nasdaq: CASH) is a U.S.-based financial holding company driven by its purpose to power financial inclusion for all. Through our subsidiary, Pathward®, N.A., we strive to increase financial availability, choice, and opportunity across our Banking as a Service and Commercial Finance business lines. These strategic business lines provide end-to-end support to individuals and businesses. Learn more at www.pathwardfinancial.com.

Investor Relations Contact
Darby Schoenfeld, CPA
SVP, Investor Relations
877-497-7497
investorrelations@pathward.com

Media Relations Contact
mediarelations@pathward.com

Forward-Looking Statements
The Company and the Bank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission ("SEC"), the Company’s reports to stockholders, and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” "target," or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results including our earnings per share guidance, future effective tax rate and related performance expectations; the performance of our securities portfolio; the impact of card balances related to government stimulus programs; customer retention; loan and other product demand; new products and services; credit quality; the level of net charge-offs and the adequacy of the allowance for credit losses; and technology. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the potential adverse effects of unusual and infrequently occurring events, including the impact on financial markets from geopolitical conflicts such as the military conflicts in Ukraine and the Middle East; weather-related disasters, or public health events, such as the COVID-19 pandemic and any governmental or societal responses thereto; our ability to achieve brand recognition for the Bank equal to or greater than we enjoyed for MetaBank; our ability to successfully implement measures designed to reduce expenses and increase efficiencies; changes in trade, monetary, and fiscal policies and laws, including actual changes in interest rates and the Fed Funds rate, and their related impacts on macroeconomic conditions, customer behavior, or funding costs and or loan and securities portfolio; changes in tax laws; the strength of the United States' economy and the local economies in which the Company operates; adverse developments in the financial services industry generally such as recent bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer behavior; inflation, market, and monetary fluctuations; the timely and efficient development of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the Bank's ability to maintain its Durbin Amendment exemption; the risks of dealing with or utilizing third parties, including, in connection with the Company’s prepaid card and tax refund advance businesses, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or usage of the Bank's strategic partners’ refund advance products; our relationship with, and any actions which may be initiated by, our regulators; changes in financial services laws and regulations, including laws and regulations relating to the tax refund industry and the insurance premium finance industry; technological changes, including, but not limited to, the protection of our electronic systems and information; the impact of acquisitions and divestitures; litigation risk; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution; changes in consumer spending and saving habits; losses from fraudulent or illegal activity; technological risks and developments and cyber threats, attacks, or events; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2022, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)

(Dollars in Thousands, Except Share Data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
ASSETS
Cash and cash equivalents	$375,580	$515,271	$432,598	$369,169	$388,038
Securities available for sale, at fair value	1,804,228	1,914,271	1,825,563	1,847,778	1,882,869
Securities held to maturity, at amortized cost	36,591	37,725	38,713	40,565	41,682
Federal Reserve Bank and Federal Home Loan Bank Stock, at cost	28,210	30,890	29,387	28,812	28,812
Loans held for sale	77,779	87,351	24,780	17,148	21,071
Loans and leases	4,366,116	4,072,899	3,725,616	3,509,730	3,536,305
Allowance for credit losses	(49,705)	(81,916)	(84,304)	(52,592)	(45,947)
Accrued interest receivable	23,282	22,332	22,434	20,170	17,979
Premises, furniture, and equipment, net	39,160	38,601	39,735	41,029	41,710
Rental equipment, net	211,750	224,212	210,844	231,129	204,371
Goodwill and intangible assets	330,225	331,335	332,503	333,938	335,196
Other assets	292,327	265,654	270,387	272,349	295,324
Total assets	$7,535,543	$7,458,625	$6,868,256	$6,659,225	$6,747,410

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits	6,589,182	6,306,976	5,902,696	5,789,132	5,866,037
Short-term borrowings	13,000	230,000	43,000	—	—
Long-term borrowings	33,873	34,178	34,543	34,977	36,028
Accrued expenses and other liabilities	248,863	209,750	214,773	175,983	200,205
Total liabilities	6,884,918	6,780,904	6,195,012	6,000,092	6,102,270

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	262	266	271	282	288
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	628,500	625,825	623,250	620,681	617,403
Retained earnings	278,655	267,100	245,046	246,891	245,394
Accumulated other comprehensive loss	(255,443)	(207,896)	(187,829)	(201,690)	(213,080)
Treasury stock, at cost	(344)	(6,943)	(6,943)	(6,824)	(4,835)
Total equity attributable to parent	651,630	678,352	673,795	659,340	645,170
Noncontrolling interest	(1,005)	(631)	(551)	(207)	(30)
Total stockholders’ equity	650,625	677,721	673,244	659,133	645,140
Total liabilities and stockholders’ equity	$7,535,543	$7,458,625	$6,868,256	$6,659,225	$6,747,410

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended			Year Ended
(Dollars in Thousands, Except Share and Per Share Data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Interest and dividend income:
Loans and leases, including fees	$90,085	$81,242	$64,963	$323,602	$268,078
Mortgage-backed securities	10,225	10,234	10,155	41,197	26,846
Other investments	9,332	7,870	5,104	33,936	17,272
	109,642	99,346	80,222	398,735	312,196
Interest expense:
Deposits	1,954	164	99	4,356	500
FHLB advances and other borrowings	2,754	1,717	363	6,518	4,372
	4,708	1,881	462	10,874	4,872

Net interest income	104,934	97,465	79,760	387,861	307,324

Provision for (reversal of) credit losses	9,042	1,773	(2,648)	57,354	28,538

Net interest income after provision for credit losses	95,892	95,692	82,408	330,507	278,786

Noninterest income:
Refund transfer product fees	308	8,262	1,135	39,452	39,809
Refund advance fee income	(252)	(927)	44	37,433	40,557
Card and deposit fees	31,233	39,708	28,908	150,746	105,733
Rental income	14,562	13,980	12,024	54,190	46,558
Gain (loss) on sale of securities	—	9	(1,882)	91	(1,287)
Gain on sale of trademarks	—	—	—	10,000	50,000
Gain (loss) on sale of other	2,006	812	(3,319)	2,572	(4,920)
Other income	8,194	5,889	6,546	22,115	17,357
Total noninterest income	56,051	67,733	43,456	316,599	293,807

Noninterest expense:
Compensation and benefits	46,352	47,402	42,762	184,318	171,126
Refund transfer product expense	28	1,727	52	9,723	8,908
Refund advance expense	(6)	239	1	1,863	2,157
Card processing	29,549	26,342	15,718	105,498	38,785
Occupancy and equipment expense	9,274	8,595	9,064	34,691	34,909
Operating lease equipment depreciation	10,846	10,517	9,306	45,710	35,636
Legal and consulting	7,633	5,089	13,355	27,102	40,634
Intangible amortization	1,110	1,168	1,397	4,971	6,585
Impairment expense	—	2,749	—	3,273	670
Other expense	13,416	10,750	11,375	47,826	45,865
Total noninterest expense	118,202	114,578	103,030	464,975	385,275

Income before income tax expense	33,741	48,847	22,834	182,131	187,318

Income tax expense (benefit)	(2,672)	3,243	(1,272)	16,324	27,964

Net income before noncontrolling interest	36,413	45,604	24,106	165,807	159,354
Net income attributable to noncontrolling interest	507	508	686	2,192	2,968
Net income attributable to parent	$35,906	$45,096	$23,420	$163,615	$156,386

Less: Allocation of Earnings to participating securities(1)	531	690	393	2,445	2,566
Net income attributable to common shareholders(1)	35,375	44,406	23,027	161,170	153,821
Earnings per common share:
Basic	$1.37	$1.69	$0.81	$6.01	$5.26
Diluted	$1.36	$1.68	$0.81	$5.99	$5.26
Shares used in computing earnings per common share:
Basic	25,883,807	26,346,693	28,581,236	26,833,079	29,227,071
Diluted	25,991,449	26,447,032	28,581,236	26,925,606	29,232,247
(1) Amounts presented are used in the two-class earnings per common share calculation.

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and in rates. Only the yield/rate reflects tax-equivalent adjustments. Nonaccruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended September 30,	2023			2022
(Dollars in thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$230,032	$2,425	4.18%	$275,344	$1,467	2.11%
Mortgage-backed securities	1,514,318	10,225	2.68%	1,583,415	10,155	2.54%
Tax exempt investment securities	141,328	964	3.43%	165,718	990	3.00%
Asset-backed securities	260,460	3,656	5.57%	167,053	854	2.03%
Other investment securities	289,980	2,287	3.13%	263,615	1,792	2.70%
Total investments	2,206,086	17,132	3.13%	2,179,801	13,791	2.56%
Commercial finance	3,543,353	74,157	8.30%	2,960,988	54,325	7.28%
Consumer finance	312,292	7,125	9.05%	234,295	4,128	6.99%
Tax services	44,192	(147)	(1.32)%	35,484	(148)	(1.65)%
Warehouse finance	388,230	8,950	9.15%	387,910	6,658	6.81%
Total loans and leases	4,288,067	90,085	8.33%	3,618,678	64,963	7.12%
Total interest-earning assets	$6,724,185	$109,642	6.48%	$6,073,822	$80,222	5.26%
Noninterest-earning assets	566,890			657,498
Total assets	$7,291,075			$6,731,321

Interest-bearing liabilities:
Interest-bearing checking	$364	$—	0.33%	$380	$—	0.33%
Savings	58,907	6	0.04%	67,937	6	0.04%
Money markets	156,671	237	0.60%	104,570	55	0.21%
Time deposits	5,589	3	0.19%	7,969	5	0.23%
Wholesale deposits	128,155	1,708	5.29%	6,479	32	1.98%
Total interest-bearing deposits	349,686	1,954	2.22%	187,335	99	0.21%
Overnight fed funds purchased	148,837	2,077	5.54%	15,511	100	2.56%
Subordinated debentures	19,574	357	7.23%	1,739	29	6.72%
Other borrowings	14,484	320	8.76%	16,397	234	5.66%
Total borrowings	182,895	2,754	5.97%	33,647	363	4.29%
Total interest-bearing liabilities	532,581	4,708	3.51%	220,981	462	0.83%
Noninterest-bearing deposits	5,855,248	—	—%	5,577,713	—	—%
Total deposits and interest-bearing liabilities	$6,387,829	$4,708	0.29%	$5,798,694	$462	0.03%
Other noninterest-bearing liabilities	223,242			201,711
Total liabilities	6,611,071			6,000,404
Shareholders' equity	680,004			730,916
Total liabilities and shareholders' equity	$7,291,075			$6,731,321
Net interest income and net interest rate spread including noninterest-bearing deposits		$104,934	6.19%		$79,760	5.23%

Net interest margin			6.19%			5.21%
Tax-equivalent effect			0.02%			0.02%
Net interest margin, tax-equivalent(2)			6.21%			5.23%
(1) Tax rate used to arrive at the TEY for the three months ended September 30, 2023 and 2022 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Equity to total assets	8.63%	9.09%	9.80%	9.90%	9.56%
Book value per common share outstanding	$24.85	$25.54	$24.88	$23.36	$22.41
Tangible book value per common share outstanding	$12.24	$13.05	$12.59	$11.53	$10.77
Tangible book value per common share outstanding excluding AOCI	$21.99	$20.89	$19.54	$18.68	$18.17
Common shares outstanding	26,183,583	26,539,272	27,055,727	28,211,239	28,788,124
Nonperforming assets to total assets	0.77%	0.55%	0.44%	0.68%	0.46%
Nonperforming loans and leases to total loans and leases	1.26%	0.93%	0.76%	1.16%	0.82%
Net interest margin	6.19%	6.18%	6.12%	5.62%	5.21%
Net interest margin, tax-equivalent	6.21%	6.20%	6.14%	5.64%	5.23%
Return on average assets	1.97%	2.61%	2.99%	1.71%	1.39%
Return on average equity	21.12%	26.26%	32.68%	17.18%	12.82%
Full-time equivalent employees	1,193	1,186	1,164	1,150	1,141

Non-GAAP Reconciliations

Adjusted Net Income and Adjusted Earnings Per Share	At and For the Three Months Ended			At and For the Year Ended
(Dollars in Thousands, Except Share and Per Share Data)	September 30, 2023	June 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Net Income - GAAP	$35,906	$45,096	$23,420	$163,615	$156,386
Less: Gain on sale of trademarks	—	—	—	10,000	50,000
Less: Loss on disposal of certain mobile solar generators	—	—	—	(1,993)	—
Add: Accelerated depreciation on certain mobile solar generators	—	—	—	4,822	—
Add: Rebranding expenses	—	—	6,899	3,737	13,148
Add: Separation related expenses	—	—	1,029	11	5,109
Add: Impairment on Venture Capital investments	—	2,749	—	3,249	—
Add: Income tax effect resulting from the above listed items	—	(687)	(1,029)	(942)	8,936
Adjusted net income	$35,906	$47,158	$30,319	$166,485	$133,579
Less: Adjusted allocation of earnings to participating securities	531	722	508	2,488	2,191
Adjusted Net income attributable to common shareholders	35,375	46,436	29,811	163,997	131,388
Weighted average diluted common shares outstanding	25,991,449	26,447,032	28,581,236	26,925,606	29,232,247
Adjusted earnings per common share - diluted	$1.36	$1.76	$1.04	$6.09	$4.49

Net Interest Margin and Cost of Deposits	At and For the Three Months Ended
(Dollars in thousands)	September 30, 2023	June 30, 2023	September 30, 2022
Average interest earning assets	$6,724,185	$6,326,750	$6,073,822
Net interest income	$104,935	$97,465	$79,760
Net interest margin	6.19%	6.18%	5.21%
Quarterly average total deposits	$6,204,934	$5,895,242	$5,765,047
Deposit interest expense	$1,954	$164	$99
Cost of deposits	0.12%	0.01%	0.01%

Adjusted Net Interest Margin and Adjusted Cost of Deposits
Average interest earning assets	$6,724,185	$6,326,750	$6,073,822
Net interest income	$104,935	$97,465	$79,760
Less: Contractual, rate-related processing expense	$22,473	$20,528	$7,372
Adjusted net interest income	$82,462	$76,937	$72,388
Adjusted net interest margin	4.87%	4.88%	4.73%
Average total deposits	$6,204,934	$5,895,242	$5,765,047
Deposit interest expense	$1,954	$164	$99
Add: Contractual, rate-related processing expense	$22,473	$20,528	$7,372
Adjusted deposit expense	$24,427	$20,692	$7,471
Adjusted cost of deposits	1.56%	1.41%	0.52%